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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                            VARITRONIC SYSTEMS, INC.
                                       AT

                              $17.50 NET PER SHARE
                                       BY

                              VSI ACQUISITION CO.
                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF

                                 W.H. BRADY CO.
                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
                 12:00 MIDNIGHT, MILWAUKEE TIME (CENTRAL TIME),
                  ON THURSDAY, MARCH 28, 1996, UNLESS EXTENDED

                                                               February 29, 1996

To Brokers, Dealers, Commercial Banks,
  Trust Companies and other Nominees:

     We are enclosing the material listed below relating to the offer by VSI Acquisition Co., a Minnesota corporation (the "Purchaser") and a wholly-owned subsidiary of Brady USA, Inc. ("BUSA"), a Wisconsin corporation and a wholly-owned subsidiary of W.H. Brady Co., a Wisconsin corporation ("Brady"), to purchase all outstanding shares of common stock, par value $.01 (the "Shares"), of Varitronic Systems, Inc., a Minnesota corporation (the "Company"), at $17.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated February 29, 1996 (the "Offer to Purchase") and the related Letter of Transmittal (which together constitute the "Offer").

     We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name.

     For your information and for forwarding to your clients, we are enclosing the following documents:

          1. Offer to Purchase;

          2. A BLUE Letter of Transmittal to be used by holders of Shares pursuant to the Offer;

          3. A GOLD Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available or if the procedure for book-entry transfer cannot be completed on a timely basis;

          4. A GREEN form letter which may be sent to your clients for whose accounts you hold Shares registered in your name (or in the name of your nominee), with space provided for obtaining such clients' instructions with regard to the Offer;

          5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number of Substitute Form W-9 providing information relating to backup federal income tax withholding;

          6. A return envelope addressed to Firstar Trust Company, the Depositary; and
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          7. Letter from Varitronic Systems, Inc., with Schedule 14D-9 attached.

     WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, MILWAUKEE TIME (CENTRAL
TIME), ON THURSDAY, MARCH 28, 1996, UNLESS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE OFFER THAT NUMBER OF SHARES WHICH, WHEN ADDED TO THE SHARES THEN BENEFICIALLY OWNED BY THE PURCHASER AND ITS AFFILIATES, WILL CONSTITUTE AT LEAST TWO-THIRDS OUTSTANDING ON A FULLY DILUTED BASIS (EXCLUDING ANY UNEXERCISED PORTION OF THE OPTION ISSUED TO BRADY). THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS. SEE SECTION 15 OF THE OFFER TO PURCHASE.

     The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Depositary, as described in the Offer) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, the Purchaser will reimburse brokers, dealers, commercial banks, trust companies and other nominees for their reasonable and necessary costs incurred in forwarding the Offer to Purchase and the related documents to the beneficial owners of Shares held by them as nominee or in a fiduciary capacity. The Purchaser will pay any transfer taxes applicable to the purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 3 of the Letter of Transmittal.

     If holders of Shares wish to tender their Shares, but it is impracticable for them to tender such Shares on or prior to the Expiration Date of the Offer, such Shares may be tendered pursuant to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

     Additional copies of the enclosed material may be obtained from the Information Agent or the Dealer Manager at their respective addresses and telephone numbers as set forth on the back cover of the enclosed Offer to Purchase.

                                          Very truly yours,

                                          ROBERT W. BAIRD & CO.
                                              INCORPORATED

                         ------------------------------

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE PURCHASER, BRADY, BUSA, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.